Exhibit 4.32

B O T T L E R AG R E E M E N T

THIS BOTTLER AGREEMENT (hereinafter referred to as the “Agreement”) valid as of July 1, 1999 entered by and between THE COCA-COLA COMPANY, a company duly incorporated pursuant to the Law regulating the State of Delaware, United States of America, with main headquarters at One Coca-Cola Plaza, N.W., in Atlanta City, State of Georgia, U.S.A (hereinafter referred to as the “Company”) and PANAMCO GOLFO, S.A. DE C.V., a corporation duly incorporated and regulated under the Mexican Law with main headquarters at Blvd. Manuel Ávila Camacho No. 40, Col. Lomas de Chapultepec Del. Miguel Hidalgo, 11000 México, D.F. (hereinafter referred to as the “Bottler”).

W H E R E A S

A.	The Company’s business purpose is the manufacturing and sale of certain concentrates and Beverages Bases (hereinafter referred to as “Beverages Bases”) the formulas of which are industrial secrets of the Company, and which are used as basis for the preparation of syrups for non-alcoholic beverages (hereinafter referred to as the “Syrups”), as well as to the manufacturing and sale of such Syrups used for the preparation of certain non-alcoholic beverages explained in detail within Appendix I (hereinafter referred to as the “Beverages”) which are put for sale in bottles and other packages as well as in other forms or manners.

B	The Company owns the registered trade marks detailed in Appendix II securing such Bases for Beverages, Syrups and Beverages. It also owns several trade marks consisting of Distinctive Containers in different sizes in which the Beverages have been commercialized for many years, as well as the registered trade marks consisting of the design of a Dynamic Tag used for the advertisement and marketing of some Beverages (all registered trade marks whether collectively or on an individual basis will hereinafter be referred to as the “Trade Marks”).

C	The Company has the exclusive right for the Beverages preparation, bottling and sale as well as that for the Bases for Beverages and Syrups manufacture and sale in the Republic of México.

D	The Company has designated and authorized certain third parties to manufacture the Beverages Bases for their sale to bottlers duly appointed as such (those third parties mentioned above will be hereinafter referred to as the “Authorized Suppliers”).

E.	The Bottler has requested for authorization from the Company so as to use the “Trademarks” in connection with the preparation and bottling of the Beverages and for the distribution and sale of the Beverages within the stated territory described herein.

F.	The Company is willing to grant such authorization requested to the Bottler under the terms and conditions stated in this Agreement.

THEREFORE, the parties agree as follows:

I.	APPROVAL

1.	By means of this Agreement, the Company authorizes the Bottler and in turn, the Bottler is obligated, under the terms and conditions herein, to prepare and bottle the Beverages in Authorized Packages as defined later on and to distribute and sell them under the Trademarks exclusively in and within the territory defined in Appendix III (hereinafter referred to as the “Territory”).

2.	The Company will approve during the validity period of this Agreement and at its own discretion, the types of container, its sizes, shapes and other distinctive characteristics for each one of the Beverages (hereinafter referred to as the “Authorized Packages”) the Bottler is entitled to use pursuant to this Agreement for the packing of each one of the Beverages. The list of Authorized Packages in connection with each one of the Beverages upon the beginning of this Agreement’s term is detailed in Appendix IV). The Company may, by means of written communication sent to the Bottler, authorize the usage of additional Authorized Packages for the preparation, bottling, distribution and sale of one or more types of Beverages.

3.	The Exhibits to this Agreement, if any, identify the nature of the complementary authorizations that may be granted from time to time to the Bottler pursuant to this Agreement, and regulate the specific rights and obligations of the parties in connection with complementary authorizations.

II.	OBLIGATIONS OF THE COMPANY

4.	The Company or Authorized Suppliers will sell and deliver the Bottler the amount of Beverages Bases the Bottler may request for on a regular basis, in the understanding that:

a)	The Bottler will request for and the Company or the Authorized Suppliers will sell and deliver to the Bottler only the amount of Beverages Bases that may be necessary and enough in order to comply with this Agreement; and

b)	The Bottler will use the Beverages Bases exclusively for the preparation of the Beverages as prescribed by the Company from time to time, and the Bottler is banned to whether sell the Beverages Bases or the Syrups or allow them to get to third parties without the Company’s previous written consent.

The Company will keep the exclusive right so as to determine the formulas, composition or ingredients for the Beverages and Beverages Bases at any moment.

5.	The Company, within the validity term of this Agreement, except for the stated in Section 11, will refrain from selling, distributing or authorizing third parties to sell or distribute the Beverages within the Territory in the Authorized Packages, keeping the right however, to prepare and bottle the Beverages in the Authorized Packages within the Territory to be sold outside the Territory and to prepare, bottle, distribute and sell or authorize the preparation, bottling, distribution or to authorize third parties to sell the Beverages within the Territory in any other manner or form.

The Company, pursuant to the territoriality principle stated in Section 1 mentioned above, will have the exclusive right to import and export the Beverages both, to Mexico or from Mexico.

III.	OBLIGATIONS OF THE BOTTLER N CONNECTION WITH THE COMMERCIALIZATION OF BEVERAGES, FIANCIAL CAPACITY AND PLANNING.

6.	The Bottler will have the continuous obligation to develop, foster and totally satisfy the demand for each one of the Beverages within the Territory. Therefore, the Bottler convenes and agrees with the Company, the following:

a)	Prepare, bottle, distribute and sell the necessary amounts of each one of the Beverages so as to satisfy in full and in all regards the whole demand of each one of the Beverages within the Territory.

b)	To all efforts and make use of all tested, practical and approved means so as to develop and exploit in full the business potential of the preparation, bottling, commercialization and distribution of each one of the Beverages within the Territory by means of the continuous creation, fostering and expansion of the future demand of each one of the Beverages, totally satisfying in all aspects, the current demand;

c)	To invest all capital and incur into all expenses that may be needed for the organization, installation, operation, maintenance and replacement of all storing, distribution, manufacture, commercialization, delivery and transportation facilities as well as any other kind of facilities and equipment within the Territory so as to comply with this Agreement;

d)	To sell and distribute the Beverages in Authorized Packages to final consumers or retailers within the Territory. However, the Bottler is authorized to distribute and sell the Beverages in the Authorized Packages to wholesalers within the Territory selling only to retailers within the Territory. Any other distribution method will be subject to the Company’s previous authorization in written; and

e)	To have a competent management team, duly qualified and to recruit, train, maintain and direct all personnel that may be required in all aspects so as to comply with the Bottler’s obligations pursuant to this Agreement.

7.	The parties agree that, in order to develop and foster the demand of each one of the Beverages, advertisement and other marketing activities are necessary. The Bottler therefore agrees to spend the amounts of money that may be necessary for the advertisement and marketing of the Beverages so as to maintain and increase the demand of each one of the Beverages within the Territory. The Company may, at its own discretion, contribute to such advertisement and marketing expenses. The Company may also use its own funds for each advertisement or promotion activity it may consider appropriate to conduct within the Territory, having the foregoing by no means affecting the Bottler’s obligation to invest the necessary sums of money for advertising and marketing of each one of the Beverages so as to foster and develop the demand of each one of the Beverages within the Territory.

8.	The Bottler will submit to the Company, for its previous approval, all advertising and promotions related to the Trademarks or Beverages and will use, publish, maintain and distribute only the advertisements and promotional material related to the Trademarks or Beverages that may be approved and authorized by the Company.

9.	The Bottler will maintain the consolidated financial capacity that may be reasonably necessary so as to make sure the Bottler can comply with its obligations pursuant to this Agreement. The Bottler will keep books, accounts and records in a precise manner and will supply the Company, upon request, the financial and accounting information that may be required so as to allow the Company determine the Bottler’s compliance of its obligations pursuant to this Agreement.

10.	The Bottler convenes and agrees as follows:

a)	Deliver to the Company, once every calendar year, a program (hereinafter referred to as the “Annual Program” which should be acceptable for the Company in form and content. The Annual Program will include, but may not be limited to, the Bottler’s plans for commercialization, administration and management, finance, promotion and advertising, showing in detail the activities envisioned for the following twelve-month period or any other period the Company may establish. The Bottler will diligently enforce the Annual Program and will inform on a quarterly bases or as stated by the Company, about the compliance with such Annual Program.

b)	Will inform the Company, on a monthly basis or within the intervals the Company may state for such purposes, the sales volume of each one of the Beverages in a detailed manner and with the data the Company may request.

11.	The Bottler acknowledges that the Company has entered or may enter similar agreements to this Agreement with third parties outside the Territory and accepts the limitations such agreements may reasonably impose to the Bottler in the performance of its business according to the terms herein. Likewise, the Bottler agrees to conduct its business in such a way so as to avoid conflicts with such third parties and, should disputes may arise despite it all, is obligated to make all reasonable efforts so as to settle them in an amicable manner.

The Bottler may not oppose, without valid reasons, to any additional measure, the adoption of which may be considered as necessary by the Company and justified by it aiming at protecting and improving the Beverages sale and distribution systems. For instance, those that may be adopted related to the attention of big or special accounts the scope of which may go beyond the Territory limits, even if such measures represent a restriction of the Bottler’s rights or obligations within reasonable limits without affecting the essence of this Agreement.

12.	a)	The Bottler acknowledging the important benefit both, for itself and all third parties referred to in Clause 11 mentioned above, derived from the external uniform appearance of the distribution equipment and other equipment and material used pursuant to the terms herein, agrees on accepting and applying the adopted rules that may be issued from time to time by the Company for the design and decoration of the trucks and other vehicles used for distribution, as well as cases, cardboard, refrigerators, vending machines and other materials and equipment used for the distribution and sale of Beverages pursuant to this Agreement.

b)	Moreover, the Bottler is obligated to maintain and replace such equipment at reasonable invervals as well as to use such equipment to distribute or sell only the Beverages and the Beverages by products specified in Appendix V as long as the usage of such equipment related to the products included in Appendix V does not affect the Bottler’s capacity to fulfil its obligations pursuant to this Agreement.

13.	a)	By no means may the Bottler prepare, sell, or distribute or cause the sale or distribution of any of the Beverages outside the Territory without the Company’s previous consent.

b)	In the event any of the prepared, bottled, distributed or sold Beverages by the Bottler were found within the Territory of another authorized Bottler by the Company (hereinafter referred to as the “Injured Bottler”, besides the other resources available, the following may apply:

1)	The Company may immediately cancel the authorization of the Authorized container(s) found within the Injured Bottler’s Territory;

2)	The Company may charge the Bottler a compensatory amount for the Beverages found in the Injured Bottler’s Territory so as to compensate the lost profit, the expenses and other costs incurred by the Company and the Injured Bottler; and

3)	The Company may buy any of the prepared, bottled, distributed or sold by the Bottler that may be found in the Injured Bottler’s Territory and the Bottler, additionally to any other obligation that may have pursuant to this Agreement, will reimburse the Company with the cost incurred for the transportation and or purchase or destruction of the Beverages.

c)	In the event the prepared, bottled, distributed or sold Beverages by the Bottler were found in the Territory of an Injured Bottler, the Bottler may submit to the Company’s representatives all sale contracts and other records related with such Beverages and will help the Company in all investigations conducted related with the sale and distribution of such Beverages outside the Territory.

d)	The Bottler will inform the Company immediately in the event of receiving an order or a purchase offer from a third party regarding which, the Bottler may know or may have reasons to believe or suspect would led to the commercialization, sale, resale, distribution or redistribution of Beverages outside the Territory infringing the stated herein.

IV.	BOTTLER’S OBLIGATIONS IN CONNECTION WITH THE TRADEMARKS

14.	The Bottler will acknowledge at all times the validity of the Trademarks and the fact they belong to the Company and by no means will it question such validity or ownership in any way whatsoever.

15.	There is nothing within this Agreement that may give the Bottler neither benefit not right whatsoever over the Trademarks nor the goodwill inherent to them or over the labels, design, bottling or any other visual representation of them or used in connection with them, and the Bottler acknowledges and agrees that all rights and interests created by the usage of Trademarks, labels, designs, Packages or any other visual representation may have a repercussion for the benefit and property of the Company. The parties agree and understand that this is nothing but a temporary authorization issued in favour of the Bottler pursuant to the terms of this Agreement, leading not to any right or interest and without payment of any right or royalty, for the usage of such Trademarks, labels, designs, packages or any other visual representations of them, but only related to the preparation, bottling, distribution and sale of the Beverages in Authorized Packages. Such usage must be conducted in a manner and form that all goodwill related to it benefits the Company as the source and origin of such Beverages, and the Company will keep full right over determining the presentation of such Trademarks and other steps that may be necessary or convenient so as to assure compliance in the stated in Section 15.

16.	The Bottler may neither adopt or use any name, corporate name, company name, establishment name nor any other commercial name including the words “Coca-Cola”, “Coca”, “Cola”, “Coke” or any of them that could be mistaken for or considered as similar to any graphic or visual representation of the Trademarks or any of any other brand or industrial property of the Company, without previous written consent of the Company.

17.	The Bottler convenes and agrees with the Company during the validity period of this Agreement and pursuant to the applicable legislation as follows:

a)	To manufacture, prepare, bottle, distribute, sell, negotiate or in any other manner establish another type of relationship with any other beverages By products, besides those prepared, bottled, distributed or sold by the Bottler under authorization of the Company, except for those Beverages By products and flavours existing in the market within the Territory as of March 1, 1992 detailed in Appendix V. Any change or additions to Appendix V should be expressly approved in written form by the Company;

b)	Not to manufacture, prepare, bottle, distribute, sale, negotiate or by any other means establish any relationship with any other concentrated solution, base for beverage, syrup or beverage that may be easily mistaken for or mixed up with any of the Beverages Bases, Syrups or Beverages.

c)	Not to manufacture, prepare, bottle, distribute, sell, negotiate or by any other means establish any other relationship with any other beverage by-product under any commercial design or any container imitating a commercial design or container over which the Company claims property rights or that may be subject to confusion or to cause confusion or that may be perceived by the consumer as confusingly similar or that may be substituted by such commercial design or container;

d)	Not to manufacture, prepare, bottle, distribute, sell, negotiate or by any other means establish any relationship with any product under any other brand or name that may be an imitation, copy, infringement or confusingly similar to any of the Trademarks, and

e)	Within the validity term of this Agreement and within a period of two (2) years after termination of such term and acknowledging the valuable rights granted by the Company to the Bottler pursuant to this Agreement, not to manufacture, prepare, bottle, distribute, sell, negotiate or by any other means establish any other relationship with any other beverage the name of which may include the word “Cola” (whether on its own or together with any other word or words) or any other phonetic interpretation of such word.

The stipulated herein apply not only to the operations with which the Bottler may be directly involved but also to the operations with which the Bottler may be indirectly involved by means of ownership, control, management, partnership, contract, agreement or any other means whether within or outside the Territory. The Bottler is obligated not to acquire, retain whether directly or indirectly any property interest in or become part of any contract or agreement related to the management or control of any person or legal entity, within or outside the Territory participating in any of the activities prohibited under this Section.

18.	This agreement reflects mutual interest of the parties and in the event:

a)	a third party that, in the Company’s opinion, is related whether directly or indirectly, by means of a property title, the exercise of a control or by any other means with the manufacture, preparation, bottling, distribution or sale of any product specified under Section 17 mentioned above, purchases or by any other means obtains control or influences anyhow whether directly or indirectly the Bottler’s management activities;

b)	any natural person or legal entity having majority in ownership, direct or indirect control over the Bottler or is controlled, whether directly or indirectly by the Bottler or any third party having control, direct or indirect influence in the Bottler’s management activities that may get involved, pursuant to the Company’s opinion in the preparation, bottling, distribution or sale of any of the products specified in Section 17 mentioned above; the Company will have the right to immediately terminate this Agreement unless the third party is making such acquisition within the stated in subparagraph (a) mentioned above or the person, entity, firm or company referred to in subparagraph (b) mentioned above, after being notified in written of the Company’s intention of terminating the Agreement as mentioned, may agree to discontinue and actually discontinue the manufacturing, preparation, bottling, distribution or sale of such products within a reasonable period exceeding not six (6) months as of the notification date.

19.	a)	If the Company, for the purposes of this Agreement, requires, pursuant to the applicable laws regulating the registration and license of industrial property, for the Bottler to be registered as authorized user or licensee of the Trademarks, upon the Company’s request, the Bottler will enter all an any contracts and documents that may deem necessary so as to establish, modify or cancel the registration.

b)	Should the public authority with the relevant jurisdiction reject the Company and Bottler’s request so as to register the Bottler as authorized user or licensee of any of the Trademarks in connection with any of the Beverages prepared and bottled by the Bottler pursuant to this Agreement, the Company will be entitled to terminate this Agreement or immediately cancel the relevant authorization in connection with such Beverages.

V.	OBLIGATIONS OF THE BOTTLER IN CONNECTION WITH THE PREPARATION AND BOTTLING OF THE BEVERAGES

19.	a)	The Bottler convenes and agrees with the Company to use, in the preparation of the Syrups for each one of the Beverages, only the Beverages Bases acquired from the Company or Authorized Suppliers and in using the Syrups only for the preparation and bottling of the Beverages strictly subject to and in compliance with the directions in written that will be communicated to the Bottler by the Company in a regular basis. bottling and distribution of the Beverages, will at all times be subject to the manufacturing, hygiene among other rules stated from time to time by the Company and to comply with all applicable legal requirements. Likewise, the Bottler will at all times allow the Company, its officers, agents, representatives or employees to have access and to inspect the plant, facilities, equipment and methods used by the Bottler for the preparation, bottling, storage and management of the Beverages in order to determine if the Bottler complies with the terms of this Agreement.

b)	The Bottler, acknowledging the relevance of identifying the manufacturing source for the Beverages in the market, agrees to use identification codes in all bottling and/or packaging materials for the Beverages, including Authorized Packages and disposable cases. Moreover, the Bottler agrees to install, maintain and use the necessary machinery and equipment required for the application of such identification codes. The Company supplies the Bottler from time to time with the necessary directions in written in connection with the forms of the identification codes that may be used by the Bottler as well as the production and sale records to be kept by the Bottler.

c)	In the event the Company determines or notices the existence of any issue related to quality or of technical origin related to any of the Beverages or Authorized Packages in connection with any of the Beverages, the Company may require the Bottler to take all necessary measures so as to immediately withdraw such Beverages or Authorized Packages from the market. Additionally, the Company may revoke its authorization in connection with the Authorized Package(s) that may have shown quality or technical issues or due to other reasons being the interest of the Coca-Cola System in Mexico, eliminating the Authorized Package(s) detailed in Appendix IV herein. The Company will notify the Bottler whether by telephone, cable, telex, telefax or any other means of immediate communication of its decision of requesting the Bottler to withdraw such Beverages or Authorized Packages from the market or to cancel any Authorized Container. Upon reception of such notice, the Bottler will immediately stop the distribution of such Beverages or Authorized Packages and will take any other action that may be requested by the Company in connection with the withdrawal of such Beverages from the market or the cancellation of such Authorized Packages.

d)	In the event the Bottler determines or gets acquainted with any quality issue or of technical origin related to any of the Beverages or Authorized Packages in connection with any of the Beverages, the Bottler will immediately notify the Company by telephone, cable, telex, telefax or any other means of immediate communication. This notification will include: (1) identity and amount of Beverages involved, including the Authorized Packages, 2) codification data, (3) any other relevant data, including information helping in the tracing of such Beverages.

21.	The Bottler must, at its own cost and expense, submit to the Company, samples of the Syrups, Beverages and the materials used for the preparation of such Syrups and Beverages pursuant to the directions communicated in written by the Company from time to time.

a)	In the bottling, distribution and sale of the Beverages, the Bottler will only use Authorized Containers, lids, boxes, cardboard, labels and other bottling or packaging materials approved from time to time by the Company, and the Bottler will acquire such items only from the suppliers previously authorised by the Company so as to manufacture such items to be used in connection with the Trade Marks and Beverages. The Company will make its best effort so as to approve two or more suppliers for such items, in the understanding that such authorized suppliers may be within or outside the Territory.

b)	The Bottler will inspect the Authorized Packages, lids, cases, cardboard, labels and other bottling or packaging materials and will only use those items complying with the rules stated by the applicable law within the Territory besides the rules and specifications stated by the Company. The Bottler will assume, on an independent manner, the responsibility in connection with the usage of such Authorized Packages, lids, cases, cardboard, labels and other bottling or packaging materials complying with such rules.

c)	The Bottler will maintain on an permanent basis, enough inventory of lids, labels, cases, cardboard cases and other bottling or packaging materials so as to comply in full, the demand of each one of the Beverages within the Territory.

23.	a)	The Bottler acknowledges that the increases in demand for Beverages, as well as the changes in the list of Authorized Packages may require, from time to time, modifications or other changes in connection with the manufacture, their existent equipment for the manufacture, bottling, distribution or direct supply or may require the purchase of additional equipment for the manufacture, bottling, distribution or direct supply. The Bottler therefore agrees to modify the existent equipment, acquire and install the additional equipment that may be necessary with enough anticipation so as to permit the introduction of the new Authorized Packages and the preparation and bottling of the Beverages pursuant to the permanent obligations of the Bottler of develop, foster and satisfy in full the demand for each one of the Beverages within the Territory.

b)	In the event the Bottler uses non-returnable Authorized Containers for the preparation and bottling of the Beverages, the Bottler agrees to invest the necessary capital as well as the sums that may be requested from time to time so as to create and maintain an adequate inventory of the Returnable Authorized Containers. Aiming at assuring the permanent quality and appearance of such inventory of Returnable Authorized Packages. The Bottler, moreover, agrees to replace all or part of such inventory of Returnable Authorized Packages as reasonably necessary and pursuant to the obligations of the Bottler stated herein.

c)	The Bottler agrees not to re-bottle or by any other means re-use any of the non-returnable Authorized Packages that may have been previously used.

24.	The Bottler is the only held responsible for the compliance of its obligations pursuant to this Agreement in the terms stated on the law and regulations applicable in the Territory, and should immediately inform the Company about any rule that may hinder or limit the Bottler regarding the strict compliance of its obligations herein clearly stated.

VI.	CONDITIONS FOR PURCHASE AND SALE

25.	The Bottler will acquire the Beverages Bases that may be required for the preparation and bottling of the Beverages from the Company or Authorized Suppliers only, pursuant to the stated in this Agreement.

26.	a)	The Company, by means of communication with the Bottler, keeps the right to establish its own discretion regarding prices of the Beverages Bases, including the shipment and payment conditions, the currency or currencies acceptable for payment purposes by the Company and its Authorized Suppliers, the place for procurement and/or alternative procurement places for each one of the Beverages Bases.

b)	The Company and the Bottler agree that the maximum prices of the Beverages convenient to retailers, should be competitive, always aiming at maintaining the ratio “volume, market share and profits” in the right balance so as to permit the permanence of the business in the long run.

c)	The Company keeps the right, by means of notification in written to the Bottler, to change the Authorized Suppliers and to revise from time to time and in any moment at its entire discretion, the prices of any of the Beverages Bases, the shipment conditions (including the place for procurement) as well as the currency or currencies acceptable for the Company or its Authorized Suppliers.

d)	If the Bottler is not willing to pay the revised price in connection with the Beverages Bases for “Coca-Cola” Beverage, the Bottler will notify so in written within the next thirty (30) days upon reception of the notification issued by the Company stating the revision of the price mentioned above. May this be the case, this Agreement will automatically be terminated upon three (3) calendar months following the reception date of the notification received by the Bottler.

e)	Except for the stated in subparagraph (d) mentioned above in connection with the Base for Beverage “Coca-Cola”, if the Bottler is not willing to pay the revised price in connection with the Base(s) for Beverage(s) for one or more of any of the other Beverages, the Bottler should notify so, in written, to the Company within the thirty (30) days upon reception of the written notification of the Company notifying the revision of the price or prices mentioned above. In this case, the Company, at its own discretion and taking into consideration the current and future market conditions, may take one of the following actions: (i) notify the Bottler, in written, that this Agreement will terminate after three (3) calendar months upon receipt of the notification for termination issued from the Company and sent to the Bottler or (i) notify the Bottler in written that the authorization to the Bottler in connection with such Beverage of Beverages regarding which the Bottler is not willing to pay the revised price is cancelled. Such cancellation will be effective three (3) calendar months upon receipt of the notification from the Company stating the cancellation of such authorization(s) to the Bottler. In the event the cancellation of authorization of a Beverage or Beverages pursuant to this subparagraph, the conditions stated on Section 30 will apply in connection with such Beverage of Beverages and, notwithstanding any other stipulation herein, the Company will have no additional obligations towards the Bottler in connection with the Beverage or Beverages the authorization of which has or have been cancelled, and the Company will have the right to prepare, bottle, distribute, sell or grant authorizations to a third party so as to prepare, bottle, distribute or sell such Beverage or Beverages within the Territory.

f)	The omission committed by the Bottler regarding notification to the Company the related to the revised price in connection with one or more of the Beverages Bases regarding subparagraphs (d) and (e) mentioned above will be considered as acceptance by the Bottler of the revised price.

g)	The Bottler commits to collect and charge the retail distributors the deposits the Company may determine from time to time by means of written notification to the Bottler for each one of the Returnable Authorized Packages and each one of the Returnable cases delivered to them, and to make all reasonable efforts so as to recover the empty Authorized Packages and cases and, once collected, to reimburse or credit the deposits corresponding to such Authorized Packages that may have no damage and that may be in good conditions.

VII.	DURATION AND TERMINATION OF THE AGREEMENT

27.	a)	This Agreement will be effective as of July 1, 1999 and will expire on May 31, 2005, without notification, unless is terminated in advance as stated herein. The parties to this Agreement acknowledge and agree that the Bottler will have no right to claim the tacit renewal of this Agreement.

b)	If the Bottler has complied in full with the terms, obligations, conditions and stipulations in this Agreement, until its termination and the Bottler is capable of promoting, developing and exploiting the whole potential of the business in a regular basis in the preparation, bottling, distribution and sell of each one of the Beverages, the Bottler may request for an extension of this Agreement for an additional term of ten (10) years. The Bottler may request for such extension by means of a notice in written to the Company at least six (6) months, but not more than twelve (12) months of anticipation before the maturity date of this Agreement. The Bottler’s request for such extension should be supported with the documentation the Company may request, including the documentation related with the Bottler’s compliance with its obligations pursuant to this Agreement and the documentation supporting the continuous capacity of the Bottler so as to develop, foster and satisfy in full, the demand for each one of the Beverages within the Territory. If the Bottler, at the Company’s total discretion, has satisfied the conditions for the extension of this Agreement, the Company, by notification in written, will grant the extension of this Agreement for such additional term.

c)	Upon maturity of such additional term, this Agreement, without the need for notification, will finally terminate and the Bottler will have no right to claim a tacit renewal of it whatsoever.

28.	a)	This Agreement may be terminated by the Company or by the Bottler immediately and incurring in no liability whatsoever by means of written notification between the parties holding the right to terminate the other party:

1	If the Company, the Authorized Suppliers or the Bottler can not obtain the foreign currency so as to make payments related to imports of the Beverages Bases, Syrups or Beverages in a legal manner; or

2	If any of the parties to this Agreement stops operating pursuant to the applicable Law or regulations in the country where the Territory is located, and if, derived from the foregoing or from any other Law affecting this Agreement, any of the substantial part of the stipulations herein can not be legally complied with or if the Syrups or Beverages can not be prepared or sold pursuant the directions issued by the Company in accordance with Section 20 mentioned above, or if any of the Beverages Bases can not be manufactured or sold pursuant to the formulas of the Company or to the rules issued by it

b)	This Agreement may be immediately terminated by the Company, without incurring into liability for losses and damages:

c)	If the Bottler becomes insolvent or declares bankruptcy or if a request for bankruptcy is filed against or on behalf of the Bottler without having it suspended or rejected within the one hundred and twenty (120) days after its filing, or if the Bottler submits a request to liquidate or close its business, or if it requests for dissolution or if a judicial order in this connection is issued against the Bottler, or if a receivership, bankruptcy trustee or judicial manager is appointed so as to manage the Bottler’s business, or if the Bottler enters a scheme for judicial or voluntary organization with its creditors, or closes any similar deal with them or makes a general transfer of assets in favour of the creditors; or

d)	In the event of dissolution, nationalization or expropriation of the Bottler or in the event the Bottler’s productive or distribution assets are seized.

29.	a)	This Agreement may also be terminated by the Company or the Bottler in the event the other party fails to comply with any of the terms, stipulations or conditions stated herein and defaults in fixing such non-compliance(s) within the following sixty (60) days after having such party receiving notification in written stating such default(s) on compliance.

b)	Besides all other remedies the Company may be entitled to by virtue of this Agreement, if the Bottler stops following the rules established by the Company or those requested by the applicable laws in the Territory for the preparation of the Syrups or Beverages, the Company will have the right to prohibit the production of Syrups or Beverages until the default on compliance is solved at the entire satisfaction of the Company, and the Company may demand the withdrawal from the market, at the Bottler’s expense of the Beverages that do not comply or are not manufactured pursuant to the directions, rules or requirements issued in such connection and the Bottler will immediately stick to such prohibition or demand. During such prohibition period, the Company will be entitled to suspend the supply of Beverages Bases to the Bottler and will also keep the right to supply, cause or allow others to supply the Beverages in Authorized Packages in the Territory. No prohibition or demand may be considered as a waiver of the Company’s rights to terminate this Agreement pursuant to this Section whatsoever.

30.	Upon maturity or anticipated termination of this Agreement or the cancellation of the authorization for one or more Beverage(s), only in connection that (those) Beverage(s) as it may deem appropriate:

a)	As of that date, the Bottler may not prepare, bottle, distribute or sell the Beverages or may use any of the Trademarks, Authorized Packages, cases, lids, labels, bottling material or advertising material used or aimed at being used by the Bottler in connection with the preparation, bottling, distribution and sale of the Beverages;

b)	The Bottler will immediately eliminate all reference to the Company, the Beverages and the Trademarks from the facilities, delivery vehicles, direct sale equipments and other equipments of the Bottler, as well as from all commercial stationery and all written, graphic, electromagnetic, digital material or promotional articles, or advertisements used or kept by the Bottler and as of that date, by no means the Bottler may assert it has any relationship with neither the Company, the Beverages nor the Trademarks in any way whatsoever.

c)	The Bottler will immediately deliver to the Company or a third party, pursuant to the directions issued by the Company, all Beverages Bases, Beverages in Authorized Packages, Authorized Packages that may be used with the Trademarks or with any of them, cases, lids, bottling or packing materials and advertising material for the Beverages still under the Bottler’s possession or control, and the Company, upon receiving the material pursuant to such directions, will pay the Bottler an amount of money equivalent to the reasonable market price of such products or materials, in the understanding that the Company will only accept and pay such products or materials having the possibility of being used and first class ones; stating that all Authorized Packages, lids, labels, bottling or packing material and advertising material bearing the Bottler’s name as well as products or materials which may not be adecquate pursuant to the rules stated by the Company will be destroyed by the Bottler with no cost to the Company whatsoever; stating as well that if this Agreement is terminated pursuant to the provisions stated in Section 18 6 28 (a) or derived from any of the circumstances stated in Section 35 (including termination due to legal provisions), or if the Agreement is terminated by the Bottler for any reason different from it or resulting from the application of Sections 26 or 29 or upon conducting the cancellation of authorization for one or more Beverage(s) pursuant to Section 26 (e) or Section 31, the Company will have the option, but not the obligation, to buy from the Bottler, the products and materials referred to above; and

d)	All rights and obligations stated herein, whether expressly defined or that may have been acquired or are being acquired deriving from the usage, practice or by any other manner will expire, cease and terminate, except for the Bottler’s obligations stated in Sections 13 (b) (2) and (b) (3), 14, 15, 16, 17 (e), 19 (a) , 30, 36 (a) , (b) , (c) and (d) y 37, which will remain valid and with full effect. It is understood that this provision should not affect any of the rights that the Company may have against the Bottler in connection with claims for default on payment of any debt or obligation of the Bottler towards the Company or with the authorized suppliers.

31.	Besides all other resources of the Company in connection with any default from the Bottler in the terms, obligations and conditions of this Agreement, and as such default may be related only with the Bottler’s preparation, bottling, distribution and sale of one or more but not all the Beverages, the Company may choose to cancel the authorizations granted to the Bottler pursuant to this Agreement, only in connection with such Beverage or Beverages. In the Event the Company cancels authorizations to the Bottler based on this Section, provisions in Section 30 will apply in connection with such Beverage or Beverages, and the Company will have no additional obligations towards the Bottler in connection with the Beverage or Beverages regarding which authorizations have been cancelled and the Company will have the right to prepare, bottle, distribute or sell or grant authorizations to a third party in connection with the preparation, bottling, distribution and sale of such Beverage or Beverages in the Territory.

VIII.	GENERAL PROVISIONS

32.	The parties acknowledge and accept that the Company has a legitimate interest in maintaining, promoting and protecting the global performance, efficiency and integrity of the international system for bottling, distribution and sales. Likewise, the parties acknowledge and accept that this Agreement has been drafted by the Company intuitu personae, taking into consideration the identity, character and integrity of the owners, controlling parties and managers of the Bottler, and the Bottler in turn, guarantees to have disclosed in full, before the execution of this Agreement, the names of the owners and third parties having rights or exercising an effective power of control or management over the Bottler. Therefore, the Bottler accepts and obligates itself towards the Company as follows:

a)	Neither to assign, transfer, pledge or by any other means encumber all or part of this Agreement, nor any interest stated herein in favour of a third party or third parties without previous written consent of the Company.

b)	Not to delegate the execution of this Agreement, all or part of it, to a third party or third parties without previous written consent of the Company;

c)	To immediately notify the Company in the event or upon acknowledging the action of a third party that may or actually results in any change of ownership or control of the Bottler.

d)	To put at the Company’s disposal on a regular basis and at the Company’s request, the Bottler’s complete property records with precise information regarding any third party or parties who may exercise direct or indirect control over it.

e)	As the Bottler holds some legal control over changes in ownership or control of the Bottler, not to start, conduct, consent, accept changes without the Company’s previous written consent; and

f)	If the Bottler is incorporated as a partnership, not to change the composition of such partnership by means of accepting new partners or the resignation of any of the existing partners, without the Companys previous written consent.

Besides the stated above in this Section, in the event a proposed change regarding ownership or control of the Bottler involves in whole or in part a direct or indirect transfer or the acquisition of property or control of the Bottler, by an individual or an entity authorized by the Company to manufacture, sale, distribute or by any other means negotiate regarding any of the Beverages and/or any mark of the Company (hereinafter referred to as the “Acquiring Bottler”, the Company may request some and all information that it may consider as relevant both, from the Bottler and the Acquiring Bottler aiming at determining whether to accept such change or not. In any of the circumstances mentioned above, the parties, acknowledging and admitting the legitimate interest of the Company to maintain, promote and protect the global performance, efficiency and integrity of the bottling, distribution and sale international system, expressly accept that the Company is empowered, it deciding so, to consider all factors that may deem necessary and to apply the relevant criteria.

Moreover, it is acknowledged and agreed between the parties that the Company, at its own discretion, may deny consent to any change proposed over the ownership or any other transaction embraced in this Section 32 or may give consent subject to those conditions that, at its own discretion, may determine. The parties expressly agree that any infringement by the Bottler over the previous stipulations contained in this Section 32, will entitle the Company to immediately terminate this Agreement and, by virtue of the personal nature of this Agreement, they agree that the Company will have the right to terminate this Agreement if any other third party or third parties obtain a direct or indirect interest in the property or control over the Bottler, even though the Bottler has no means to avoid such change and if, in the Company’s opinion, such change may permit such third party or third parties to exercise any influence over the Bottler’s management or materially affect the Bottler’s capacity to strictly comply with the terms and obligations stated herein.

33.	The Bottler may, before the emission, offer, sale, transfer, commercialization or exchange of stocks or any other security, its bonds, obligations or any debt certificate or the promotion for selling the foregoing or the encouraging or request from a purchaser or an offer to sell, obtain the Company’s written consent as long as the Bottler uses the name of the Company or the Trade Marks or makes any mention of its commercial relationship with the Company in connection with prospects, promotional material and other selling efforts.

The Bottler may not use the name of the Company or Trademarks or mention in any manner its relationship with the Company in prospects or advertising or promotional material used in connection with the acquisition by the Bottler of shares or other property titles in other company without the Company’s previous approval in written.

34.	The Company may assign any of its rights and delegate in whole or in part, its duties and obligations derived from this Agreement to one or more of its subsidiaries or affiliated companies by means of written notification to the Bottler, in the understanding however that any delegation of this sort does not release the Company from any of the obligations entered into by virtue of this Agreement. Moreover, the Company, at its entire discretion, may and by means of a written notification to the Bottler, appoint a third party as its representative so as to make sure the Bottler complies with its obligations pursuant to this Agreement, fully empowered so as to supervise the Bottler’s performance and demand compliance of all terms and conditions stated herein. The Company may change or revoke such designation at any time by sending a written notification to the Bottler.

35.	Neither the Company nor the Bottler will be held responsible for the default on compliance of any of the obligations mentioned herein whenever such default on compliance derives or results from the following:

a)	Strike, inclusion in the black list, boycott or commercial sanctions no matter their origin.

b)	Fortuitous circumstance, force majeure, enemies or public actions, administrative legal provisions, including the withdrawal of any governmental authorization required by any of the parties for the compliance of the stated within this Agreement, attachment, quarantine, mutiny, insurrection, a declared or non declared war, state of war or beligerance or incidental risk or danger derived from the foregoing; or

c)	Any other circumstance that may go beyond control of the parties

In the event the Bottler fails to comply with its obligations resulting from any of the circumstances stated in this Section and as the situation causing such default on compliance, the Company and Authorized Suppliers will be relieved from their obligations stated under Sections 4 and 5. In the event such default on compliance persists for six (6) months or more, any of the parties may terminate this Agreement.

36.	a)	The Company keeps the sole and exclusive right to file any proceedings or civil, administrative or criminal action and in general, to exercise or search for any of the legal solutions available it may consider appropriate for the protection of its reputation and industrial property rights, as well as to protect the Beverages Bases, Syrups and Beverages and defend any actions that may affect such matters. Upon the Company’s request, the Bottler may assist in any of such actions. The Bottler may not file any claim against the Company resulting from such proceedings or actions or for any default in filing or defending such proceedings or actions. The Bottler will immediately notify the Company of any litigation or proceedings already filed that may affect such matters. The Bottler may not file any legal proceedings, whether legal or administrative against any third party which may affect the Company’s interests without its previous written consent.

b)	The Company has exclusive right and responsibility for filing and defending all proceedings and actions related to the Trademarks. The Company may file or defend any of such proceedings or actions on its own behalf or request the Bottler to file or defend such proceedings or actions whether under its own name or in a joint manner under the Bottler’s and the Company’s names.

c)	The Bottler agrees to ask for the Company’s advise in connection with all claims for liability regarding products, proceedings or actions filed against the Bottler in connection with Beverages or Authorized Packages in order to defend and take the actions the Company may reasonably advise aiming at protecting the Company’s interests regarding the Beverages, Authorized Packages or goodwill associated with the Trademarks.

d)	The Bottler will indemnify and compensate of all losses or liabilities to the Company, its affiliates and associates, their corresponding directors, managers and employees of and against all costs, damages, claims, obligations and liabilities derived from the facts and circumstances not imputable to the Company, including but not limited to costs and expenses incurred into derived from settling or any transaction of such resulting from the preparation, bottling, distribution, sale or promotion of the Beverages by the Bottler, including but not limited to the costs that may derive from the actions or omissions, whether negligent or not, of the Bottler, the Bottler’s distributors, its suppliers and wholesalers

e)	The Bottler will obtain and maintain valid an insurance policy with an insurance company that must be acceptable for the Company granting full and total coverage both, related to the amount and risk covered thereto, in connection with the issues referred to in subparagraph (d) described above, including the indemnity contained therein, and upon the Company’s request, will submit evidence of the existence of such insurance policy. Compliance with Section 36 (e) will not limit or waive the Bottler from its obligations under Section 36 (d) stated herein.

37.	The Bottler convenes and agrees with the Company:

a)	That it will make no statements or disclose neither to the public, the governmental authorities or any third party related to the Beverages Bases, the Syrups or Beverages, without the Company’s previous written consent.

b)	That at all times, both during the validity period of this Agreement and after its maturity date, will maintain strict confidentiality over all confidential or secret information including, but not restricted to, mixing directions and techniques, sales, marketing and distribution, projects and plans related to the matter subject to this Agreement that the Bottler may receive from the Company or in any other manner and will guarantee that such information will be disclosed only as it is needed by those directors, managers and employees having entered enforceable legal documents in which they are committed to maintain confidentiality over the matters described in this Section.

c)	That upon maturity or anticipated termination of this Agreement, the Bottler will make the necessary arrangements so as to deliver to the Company, pursuant to the directions it may issue in such connection, all written, graphic, electromagnetic, computarized, digital or any other material containing any information subject to the confidentiality obligation stated herein.

38.	In the event any of the provisions stated herein becomes or may become legally inefficient or invalid, the validity or effect of all other provisions in this Agreement will not be affected aiming having not such invalidity or inefficiency of such provisions hindering in a wrong way, compliance of this Agreement or damaging the ownership or validity of the Trade Marks. The right to terminate this Agreement pursuant to Section 28(a)(29 will not be affected by this

39.	a)	In connection with all issues mentioned herein, this Agreement is the sole agreement existing between the Company and the Bottler. All previous agreements entered between the parties and related to the same issues are cancelled by this Agreement except for the covenants entered pursuant to Section 19 in this Agreement in the understanding however that any statement in written made by the Bottler and that the Company took in consideration in order to enter this Agreement will continue valid and binding for the Bottler.

b)	Any waiver or modification, alteration or addition to this Agreement or to any of its provisions, will not obligate neither the Company or the Bottler unless they are entered respectively by the corresponding authorized representatives both, of the Company and the Bottler.

c)	All notifications in written issued for this Agreement’s purposes will be made by cable, telegram, telex, personal delivery or certified mail and will be considered as delivered upon issuing date of such notification, sending date of certified mail is sent or such personal delivery actually takes place. Such notifications in written will be addressed to the last known address of the interested party. The change of address by any of the parties must be soon notified in written to the other party.

40.	The omission by the Company in immediately exercising each of the rights granted herein or in the event strict compliance of any obligation assumed by the Bottler will not be considered as a waiver of such right or of the right to demand the subsequent compliance of each and every obligation assumed by the Bottler pursuant to this Agreement.

41.	The Bottler is an independent contractor, not an agent of the Company. The Bottler accepts that it will neither state it is an agent of the Company nor will consider itself as such for no purpose whatsoever.

42.	The heading lines stated herein are only for the convenience of the parties and will not affect the interpretation of this Agreement.

43.	This Agreement will be interpreted pursuant to the Mexican Law.

44.	The Appendixes and Exhibits attached hereto are considered, for any purpose, as inherent part of this Agreement and should be executed by the authorized representatives both, from the Company and the Bottler.

BY VIRTUE OF THE FOREGOING, the Company located in Atlanta, Georgia, U.S.A. and the Bottler in Mexico City, Mexico have agreed on entering this Agreement in triplicate by means of their authorized representatives.

PANAMCO GOLFO,	THE COCA-COLA COMPANY

Represented by Mr. José Ignacio Huerta G	Represented by Mr. Steve M. Whaley

A P P E N D I X I

B E V E R A G E S

Location: Panamco Golfo Territory Date: March 1, 2001

For the purposes of the Bottler Agreement entered by and between The Coca-Cola Company and the Bottler signing at the end of this document, valid as of July 1, 1999, the Beverages referred to in Whereas A herein are as follows:

Coca-Cola	Lift
Coca-Cola light	Delaware Punch
Fanta	Chispa
Sprite	Fruitopia
Sprite light	Senzao
Fresca

The description of the Beverages in this Appendix I replaces all previous descriptions and Appendixes related to the Beverages for purposes of Whereas A of such Bottler Agreement.

PANAMCO GOLFO, S.A. DE C.V	THE COCA-COLA

Hereby represented by	Hereby represented by
Mr. José Ignacio Huerta González	Mr. Eduardo Arrocha Gío

A P P E N D I X II

T R A D E M A R K S

Location: Panamco Golfo Territory Date: March 1, 2001

For the purposes of the Bottler Agreement entered by and between The Coca-Cola Company (hereinafter referred to as the “Company”) and the Bottler signing at the end of this document, valid as of July 1, 1999, the Trademarks of the Company referred to in Whereas B of such Agreement are as follows:

COCA-COLA	LIFT
COCA-COLA LIGHT	DELAWARE PUNCH
FANTA	CHISPA
SPRITE	FRUITOPIA
SPRITE LIGHT	SENZAO
FRESCA

Including all transliterations, requests, records and copyright of all commercial presentations related to these Trademarks. The description of the Trademarks in this Appendix II replaces all previous descriptions and Appendixes related to the Trademarks for purposes of Whereas B of such Bottler Agreement.

PANAMCO GOLFO, S.A. DE C.V	THE COCA-COLA COMPANY

Hereby represented by	Hereby represented by
Mr. José Ignacio Huerta González	Mr. Eduardo Arrocha Gío

A P P E N D I X III

T E R R I T O R Y

Location: Panamco Golfo Territory Date: July 1, 1999

For the purposes of the Bottler Agreement entered by and between The Coca-Cola Company and the Bottler signing at the end of this document, valid as of July 1, 1999, the Territory referred to in Section 1 of such Agreement are as follows:

1. In the Republic of México, in the stated of PUEBLA, TLAXCALA, VERACRUZ, OAXACA and GUERRERO, the City of PUEBLA and the area surrounding it, limited by an imaginary line beginning at ACAJETE; towards the East to SOLTEPEC; towards the Southeast to ESPERANZA; from that point southwards to ACULTZINGO; towards the Southeast through TEXHUACAN and HUAUTLA to TALISTAC. As of that location, towards the Northwest to IXITLAN; to the Southwest and through CHILA getting to CIENEGUILLA; to the Northwest and through TOTOLAPA to IXCAMILCA; to the Northwest to LAGUNILLAS; to the Northwest reaching CONCEPCION; to the Northwest through TOCHIMILCO to ATEXCAC. As of such location and towards the Northwest through HUEJOTZINGO, XOXTLA and NATIVITAS reaching TEPEYANCO following towards the Southeast through TEOLOCHOLCO and CANOA reaching the starting point at ACAJETE.

The towns mentioned above in this description are part of the Territory except for SOLTEPEC, ESPERANZA, ACULTZINGO, TEXHUACAN, CHILA, ATEXCAC, HUEJOTZINGO, NATIVITAS and TEOLOCHOLCO.

The settlement called TEXHUACAN is located at the State of Veracruz, HUAUTLA, TALISTAC and CIENEGUILLA are part of the State of Oaxaca, TOTOLAPA belongs to the State of GUERRERO, NATIVITAS, TEPEYANCO and TEOLOCHOLCO are located within the State of TLAXCALA.

2. In the Republic of México, at the States of Tlaxcala, Puebla and Veracruz, the city of Apizaco and the area surrounding it, limited by an imaginary line beginning at TETELA; towards teh Northeast through HUEYTLALPAN to COXQUIHUI, to the Southeast reaching ZANJAMALA, to the Southwest reaching HUEYTAMALCO. As of that location and towards the Southeast through ATZALAN and LAS MINAS reaching VIGAS; following to the Southwest crossing PALOMAS and CALZONTEPEC getting to SALTILLO. Then, and towards the Southeast reaching; CHICHIQUILA; to the Southwest towards ESPERANZA; then to the Northwest reaching SOLTEPEC; to the West up to ACAJETE. As of that location and towards the Northeast and going through CANOA and TEOLOCHOLCO up to TEPEXANCO. Afterwards and towards the Southwest trough NATIVITAS, XOXTLA and HUEJOTZINGO up to ATEXCAC; to the Northeast up to TLAHUAPAN; to the Northwest up to MAZAPA. Towards the Northeast up to the

starting point at TETELA. The towns mentioned in this description are part of the Territory except for TETELA, HUEYTLALPAN, COXQUIHUI, ZANJAMALA, VIGAS, CHICHIQUILA, ESPERANZA, ACAJETE, CANOA, TEPEYANCO and XOXTLA. The towns called TETELA, HUEYTLALPAN, ZANJAMALA, HUEYTAMALCO, SALTILLO, CHICHIQUILA, ESPERANZA, SOLTEPEC, ACAJETE, CANOA, XOXTLA, HUEJOTZINGO, ATEXCAC and TLAHUAPAN are located at the State of Puebla, COXQUIHUI, ATZALAN, LAS MINAS, VIGAS, PALOMAS y CALZONTEPEC are part of the State of Veracruz. All other settlements mentioned above are part of the State of Tlaxcala.

3. In the Republic of México within the States of Veracruz and Puebla, the city of Jalapa and the area surrounding it, limited by an imaginary line beginning at Vigueta in the coast line of the Golfo de México. As of that point, towards the Southeast following such coast line up to Antigua Veracruz. Then and towards the West of Xochiapa; to the Northeast and through Chichiquila to Saltillo; towards the Northeast crossing Calzontepec and Palomas to Vigas. From there on, towards the Northwest through Las Minas and Atzalan to Hueytamalco; towards the Northeast of Zanjamala; to the southeast up to Martinez de la Torre; to the northeast crossing S. Marcos up to the starting point at Vigueta. The towns mentioned in this description are part of the Territory, except for Saltillo, Calzontepec, Palomas, Las Minas, Atzalan Hueytamalco and Zanjamala. The towns of Chichiquila, Saltillo, Hueytamalco and Zanjamala are at the State of Puebla; all other settlements are at the State of Veracruz.

4. In the Republic of México, in the States of Veracruz, Oaxaca and Puebla, the cities of VERACRUZ, CORDOBA and ORIZABA and the area surrounding them within an imaginary line beginning at the northernmost location called ANTIGUA VERACRUZ by the Golf of México. From that point to the Southeast following the coast line of the Golf of México to PUNTA MORRILLO, towards the West through MATA DE LINONES a CHIPILO; and the Southwest up to SANTIAGO; towards the Southwest to SOCHIAPAN. As from that point, towards the Northeast and through VALLE NACIONAL up to TALISTAC; reaching to the North TEXHUACAN; going to the Northwest through ACULTZINGO up to ESPERANZA; to the Northeast to CHICHIQUILA; towards the East to XOCHIAPA going back to the starting point in ANTIGUA VERACRUZ. All towns, villages and settlements mentioned in the description above are part of the Territory except for ANTIGUA VERACRUZ, XOCHIAPA, CHICHIQUILA, TALISTAC y ESPERANZA, which are specifically excluded from the Territory. The towns of CHICHIQUILA and ESPERANZA are located at the State of Puebla, VALLE NACIONAL and TALISTAC are at the State of Oaxaca. The other towns mentioned above are located at the State of Veracruz. The description of the Territory in this Appendix III replaces all previous descriptions and Appendixes related to the Territory for purposes of Section 1 of such Bottler Agreement.

PANAMCO GOLFO, S.A. DE C.V	THE COCA-COLA COMPANY

Hereby represented by	Hereby represented by
Mr. José Ignacio Huerta González	Mr. Steve M. Whaley

A P P E N D I X IV AUTHORIZED PACKAGES

Location: Panamco Golfo Territory Date: March 1, 2001

Pursuant to the provisions stated in Section 2 of the Bottler Agreement entered by and between The Coca-Cola Company (hereinafter referred to as the “Company” and the Bottler signing at the end of this document, valid as of July 1, 1999, the Company authorizes the Bottler to prepare, distribute and sell the Beverages in the following Packages that, for the purposes of the Bottler Agreement mentioned herein are considered as Authorized Packages.

Coca-Cola	Returnable glass bottle	192,355,473,500,769,1000,1250 ml.
Coca-Cola light	Returnable glass bottle	192,355 ml.
Fanta	Returnable glass bottle	192,355,500 ml.
Sprite	Returnable glass bottle	355,500 ml.
Fresca	Returnable glass bottle	355,500 ml.
Lift	Returnable glass bottle	355,500 ml.
Delaware Punch	Returnable glass bottle	355,500 ml.
Chispa	Returnable glass bottle	355,500 ml.
Senzao	Returnable glass bottle	355,500 ml.

Coca-Cola	Returnable glass bottle	237,355,500 ml.
Coca-Cola light	Returnable glass bottle	237,500 ml.
Fanta	Returnable glass bottle	355,500 ml.
Sprite	Returnable glass bottle	355,500 ml.
Fresca	Returnable glass bottle	500 ml.
Lift	Returnable glass bottle	500 ml.
Delaware Punch	Returnable glass bottle	500 ml.
Fruitopia	Returnable glass bottle	350 ml.

Coca-Cola	Returnable PET bottle	1500, 2,000 ml.
Fanta	Returnable PET bottle	1500, 2,000 ml.
Sprite	Returnable PET bottle	1,500 ml.
Fresca	Returnable PET bottle	1,500 ml.
Lift	Returnable PET bottle	1,500 ml.

Coca-Cola	Returnable PET bottle	500,600,1000,1500,2000,2500 ml.
Coca-Cola light	Returnable PET bottle	500,600,1000,2000 ml.
Fanta	Returnable PET bottle	250,500,1000,1500,2000 ml.
Sprite	Returnable PET bottle	500,1000,1500,2000 ml.
Fresca	Returnable PET bottle	500,1000,1500,2000 ml.
Sprite light	Returnable PET bottle	600.1000,2000 ml.
Lift	Returnable PET bottle	250,500,1000,1500,2000 ml.
Delaware Punch	Returnable PET bottle	250,500,1000,1500,2000 ml.
Chispa	Returnable PET bottle	1000.1500,2000 ml.
Senzao	Returnable PET bottle	600.1000,2000 ml.

Coca-Cola	CANS (Production, distribution and sale)	355 ml.
Coca-Cola light	CANS (Production, distribution and sale)	355 ml.
Fanta	CANS (Production, distribution and sale)	355 ml.
Sprite	CANS (Production, distribution and sale)	355 ml.
Sprite light	CANS (Production, distribution and sale)	355 ml.
Fresca	CANS (Production, distribution and sale)	355 ml.
Lift	CANS (Production, distribution and sale)	355 ml.
Delaware Punch	CANS (Production, distribution and sale)	355 ml.
Senzao	CANS (Production, distribution and sale)	355 ml.

The parties hereby acknowledge and agree that during the validity of such Bottler’s Agreement, the Company will refrain from enforcing its right stated in Section 2 within the Bottler Agreement of cancelling the authorization in connection with those Authorized Packages described in this Appendix as Returnable glass bottles.

This authorization replaces all authorizations entered before by and between the Company and the Bottler in connection with the subject matter of this Appendix.

PANAMCO GOLFO, S.A. DE C.V	THE COCA-COLA COMPANY

Hereby represented by	Hereby represented by
Mr. José Ignacio Huerta González	Mr. Eduardo Arrocha Gío

A P P E N D I X V

BEVERAGE PRODUCTS FROM THE BOTTLER

Location: Panamco Golfo Territory Date: April 1, 2001

Pursuant to the provisions stated in Section 17 (a) of the Bottler Agreement entered by and between The Coca-Cola Company (hereinafter referred to as the “Company” and the Bottler signing a the end of this Appendix, valid as of July 1, 1999, the Bottler may manufacture, prepare, bottle, distribute and sell the following products Bottler’s Beverages in the following flavors:

Bottler’s Beverage Products

PREMIO RISCO TOPOCHICO AGUA MINERAL DE LOURDES KELOCO

The description of Bottler’s Beverages included in this Appendix V replaces all descriptions and Appendixes drafted before related to the Bottler’s Beverages for purposes of Section 17 (a) of such Bottler Agreement.

PANAMCO GOLFO, S.A. DE C.V	THE COCA-COLA COMPANY

Hereby represented by	Hereby represented by
Mr. José Ignacio Huerta González	Mr. Steve M. Whaley

E X H I B I T A

AUTHORIZATION IN CONNECTION WITH SYRUPS FOR POST-MIX BEVERAGES Location: Panamco Golfo Territory Date: July 1, 1999

Pursuant to the provisions stated in Section 3 in the Bottler Agreement entered by and between The Coca-Cola Company (hereinafter referred to as the “Company”) and the Bottler signing at the end of this document, valid as of July 1, the Company grants a non-exclusive authorization to the Bottler so as to prepare, bottle and distribute syrups for the following Beverages:

Coca-Cola Coca-Cola Light Fanta Sprite Fresca Lift

(the syrups mentioned above will be referred to as “Post-Mix Syrups” in this Exhibit A) to retailers in the Territory so as to serve the Beverages through Post-Mix vending machines at or by the retailer’s establishments and also to operate Post-Mix vending machines and sell the Beverages directly to the consumer subject to the following conditions:

1.	The Bottler may not sell Post-Mix Beverages to retailers within the Territory for their use in any Post-Mix vending machine or operate any Post-Mix vending machine unless:

(a)	There is an adequate source of fresh water,

(b)	All Post-Mix vending machines are as those approved by the Company and comply with all hygiene regulations and of any other sort stated by the Company and communicated in written form to the Bottler in connection with the preparation, botling and sale of the Post-Mix Syrups; and

(c)	The Beverages served by means of Post-Mix vending machines are strictly adjusted to the directions for the preparation of the Post-Mix Syrup Beverages pursuant to the stated in written by the Company from time to time to the Bottler.

2.	The Bottler will take samples of the Beverages served by means of the Post-Mix vending machines operated by retailers to whom the Bottler has supplied with the Post-Mix Syrups or those operated by the Bottler pursuant to the directions and in the intervals the Company may communicate in written, and will submit such samples to the Company for their inspection, at its own cost and expense.

3.	The Bottler, from its initiative and under its responsibility, will immediately discontinue the sale of Post-Mix Syrups to any retailer who may not comply with the rules stated by the Company.

4.	The Bottler will discontinue the sale of Post-Mix Beverages to any retailer whenever it is notified by the Company that any of the Beverages supplied by means of such Post-Mix vending machines located at or by the retailer’s establishment do not comply with the rules prescribed by the Company for the Beverages, or that the Post-Mix vending machines are not of the sort of those approved by the Company.

5.	The Bottler agrees to:

(a)	Sell and distribute the Post-Mix Syrups only in packages approved by the Company and to use on such packages, the tags approved by the Company; and

(b)	To influence the retailer so as to persuade it to use a regular glass, paper cup or any other package approved by the Company bearing the legends and graphic design approved by the Company aiming at having the Beverages served to the client adequately identified and served in an attractive and hygienic package. Except for the modified in this Exhibit, all terms, covenants and conditions contained in this Bottler Agreement will be applied to this complementary authorization for the preparation, bottling, distribution and sale of the Post-Mix Beverages and, in such connection, it is expressly agreed upon between the parties that the Bottler’s terms, conditions and obligations as stated in the Bottler Agreement will be incorporated into it a sa reference and that, unless the context states otherwise, any reference made in such Agreement to “Beverages” will also be considered as referring to the Post-Mix Syrups for the purposes of this complementary authorization granted to the Bottler. This authorization will automatically terminate upon maturity or anticipated termination of such Bottler Agreement.

This authorization replaces all authorizations entered before by and between the Company and the Bottler in connection with the subject matter of this Exhibit A.

PANAMCO GOLFO, S.A. DE C.V	THE COCA-COLA COMPANY

Hereby represented by	Hereby represented by
Mr. José Ignacio Huerta González	Mr. Eduardo Arrocha Gio

E X H I B I T G COMPLEMENTARY DISTRIBUTION AUTHORIZATION Location: Panamco Golfo Territory Date: July 1, 1999

Pursuant to the provisions in Section 3 of the Bottler Agreement entered by and between The Coca-Cola Company (hereinafter referred to as the “Company”) and the Bottler signing at the end of this document, valid as or July 1, 1999, the Company is hereby granting a complementary authorization so as to purchase from the Company, or from whoever it may appoint, the Beverages in the following packages (hereinafter referred to as the “Authorized Packages”) and to sell and distribute the Beverages through the Territory:

Coca-Cola	Can 3	55 ml.
Coca-Cola 1ight	Can 3	55 ml.
Fanta	Can 3	55 ml.
Sprite	Can 3	55 ml.
Sprite light	Can 3	55 ml.
Fresca	Can 3	55 ml.
Lift	Can 3	55 ml.
Delaware Punch	Can 3	55 ml.
Senzao

Subject to the following conditions:

a)	This authorization will automatically terminate upon maturity or anticipated termination of such Bottler Agreement.

l

b)	Upon maturity or cancellation of this authorization, the Bottler will immediately discontinue the sale and/or distribution of the Beverages in the Authorized Containers within the Territory.

c)	The stipulations, covenants, agreements, terms, conditions and provisions within such Bottler Agreement will be applied to and will be valid in full in connection with this complementary authorization.

This authorization replaces all authorizations entered before by and between the Company and the Bottler in connection with the subject matter of this Exhibit G.

PANAMCO GOLFO, S.A. DE C.V	THE COCA-COLA COMPANY

Hereby represented by	Hereby represented by
Mr. José Ignacio Huerta González	Mr. Eduardo Arrocha Gio

THE COCA-COLA COMPANY COCA-COLA PLAZA ATLANTA, GEORGIA

ADDRESS REPLY TO P. O. DRAWER 1734 ATLANTA. GA 3O3OI

Atlanta, Ga., July 1, 1999.

PANAMCO GOLFO, S.A. DE C.V. Blvd. Manuel Ávila Camacho No. 40 Col. Lomas de Chapultepec 11000, México, D.F.

Attn.: Mr. José Ignacio Huerta González

Dear Sirs:

We are hereby referring to the Coca-Cola Bottler Agreement and other products of The Coca-Cola Company (hereinafter referred to as THE COMPANY), entered as of this date by and between The Coca-Cola Company and Panamco Golfo, S.A. de C.V. (hereinafter referred to as THE BOTTLER), valid as of July 1, 1999 and up to May 31, 2005 (hereinafter referred to as THE AGREEMENT) for a Territory within the Republic of Mexico, described in THE AGREEMENT (hereinafter referred to as THE TERRITORY).

As you are well aware of, the foundation of our precious and long business relationship has been and will keep being subject to the New Agreement, the mutual respect, the good faith an the highest business code of ethics.

All along our conversations, you asked us for clarification of some Sections in THE AGREEMENT, so The COMPANY has agreed to make such clarifications pursuant to the following:

1. Section 1 in THE AGREEMENT will apply in the understanding that every time THE COMPANY may decide to introduce a new product and/or packaging within THE TERRITORY, understanding as such carbonated refreshing beverages containing no juice, THE COMPANY will inform in written such decision to THE BOTTLER, explaining its intention, program and other conditions for the introduction of such new product and/or packaging. THE BOTTLER will have the right in the first position of launching such product and/or packaging in THE TERRITORY. THE BOTTLER will enforce such right in the first position within the 60 (sixty) days upon reception of such written communication issued by THE COMPANY by means of a response in written in which it will inform THE COMPANY of its interest in launching the new product and/or packaging within THE TERRITORY, showing at THE COMPANY’s entire satisfaction, its technical and financial capacity so as to conduct such launching and in the understanding that it will comply with all the programs for such launching in the terms indicated by THE COMPANY

2. Section 9 in the Agreement states that the Company’s request so as to obtain financial and accounting information is for the only purpose of verifying compliance with the AGREEMENT. THE COMPANY agrees that such request in written will come from the THE COMPANY’s subsidiary General Director in Mexico.

3. In Section 11 (first paragraph) in the AGREEMENT it is stated that the has entered or may enter other agreements similar to THE AGREEMENT with other parties outside THE TERRITORY and that THE BOTTLER accepts the limitations that such agreements may reasonably impose to THE BOTTLER in the performance of its business pursuant to THE AGREEMENT. THE COMPANY accepts that such limitations will be exclusively related to the territorial structure of its bottling system in Mexico and the rest of the world.

4. In connection with the adoption of additional measures considered as necessary and justified by THE COMPANY aiming at protecting and improving the beverages sale and distribution system regarding the attention to big and/or special clients having their business purpose going beyond the limits of THE BOTTLER’S TERRITORY (hereinafter referred to as KEY ACCOUNTS), pursuant to the stated in Section 11 (second paragraph) in THE AGREEMENT, THE COMPANY will only adopt such measures, including the direct supply of the beverages in the KEY ACCOUNTS, in the event THE BOTTLER fails to comply with the adequate supply to such KEY ACCOUNTS within THE TERRITORY (frequency in the service, prices, sale conditions, etc.). THE COMPANY besides working directly with a KEY ACCOUNT should notify in written its decision for doing so to THE BOTTLER, unless THE BOTTLER corrects the issue within a period of time no longer than 15 (fifteen) days.

5. Pursuant to Section 12 a) in THE AGREEMENT, THE BOTTLER agreed to accept and apply the rules adopted and issued from time to time by THE COMPANY for a uniform external appearance of the distribution equipment and other materials used by THE BOTTLER and others Coca-Cola Bottlers. It is agreed upon that the directions THE COMPANY may issue on a regular basis in connection with the uniform external appearance will apply to all Bottlers in Mexico.

6. The agreements stated in Section 17 in THE AGREEMENT will apply not only to the operation in which THE BOTTLER is involved but also in those activities in which THE BOTTLER may be directly related by means of ownership, control, management, partnership, agreement or any other manner, whether within or outside THE TERRITORY of THE BOTTLER. THE COMPANY agrees that the term “or any other manner” in such context will refer to situations with similar or equivalent effect.

7. In connection with Section 27 b) the procedure and schedule to be applied will be as follows: in the event THE BOTTLER wants to request renewal of THE AGREEMENT for an additional period of 10 (ten) years, THE BOTTLER should request so with at least 18 (eighteen) months but not more than 24 (twenty four) months before maturity of the original term through submitting a request in written, supported by the information THE COMPANY may request pursuant to the stated in such Section 27 b). THE COMPANY THE BOTTLER stating the mentioned in Section 27 b) upon maturity will notify in written its decision, at least 12 (twelve) months before the original 10 (ten) year one.

8. In connection with Section 32 in THE AGREEMENT, it is understood that the limitations therein for the assignment of shares will not embrace the assignment of shares by legal means, including legal or testate succession. Among shareholders and any of their consanguineous relatives, wives, in-law relatives and relatives pursuant to the Civil Code (adoption). In such cases, the previous approval of THE COMPANY will not be required.

9. Pursuant to Section 34 in THE AGREEMENT, THE COMPANY will appoint only one or more of its subsidiaries controlled 100% in a direct manner. In the event this is possible or in its absence, to one or ore of its companies controlled in an indirect manner, as its representative so as to make assure The BOTTLER’s full compliance with all terms and conditions stated in THE AGREEMENT.

10. In connection with Section 36 b) in THE AGREEMENT, THE COMPANY agrees to reimburse THE BOTTLER all documented costs related to paper work and actions that may be required by THE COMPANY from THE BOTTLER for the protection of THE COMPANY’s products secured by THE AGREEMENT.

11. It is understood that the insurance policy required by THE BOTTLER in Section 36 e) of THE AGREEMENT will be appropriate for the Mexican conditions and practices as well as local uses prevailing for companies with similar size and activities in connection with this particular type of insurance coverage.

12. In connection with the stated in EXHIBIT A in THE AGREEMENT, THE COMPANY granted THE BOTTLER a non-exclusive authorization for the preparation, distribution and sale of the beverages stated therein, as Post-Mix. Consequently, THE COMPANY may decide to grant similar non- exclusive authorizations for Post-Mix rights to third parties within THE TERRITORY or THE COMPANY may decide to enforce such rights over Post-Mix directly within THE TERRITORY. In the event THE COMPANY decides to grant similar non- exclusive authorizations to any third party or to do it in a direct manner, THE COMPANY agrees to discus such issue in an informal manner with THE BOTTLER, in the understanding that this discussion by no means will limit the rights of THE COMPANY stated in Exhibit A in THE AGREEMENT whatsoever.

13. THE COMPANY and THE BOTTLER agree that all remaining clauses, terms and conditions in THE AGREEMENT will remain with no amendment whatsover and with full validity and effect.

Sincerely, The Coca-Cola Company

Represented by Mr. Steve M. Whaley

Accepted on July 1, 1999 PANAMCO GOLFO, S.A. DE C.V.

Represented by Mr. José Ignacio Huerta González